Exhibit 10.7

AMENDED AND RESTATED RED ROCK MINERAL LEASE

THIS AMENDED AND RESTATED MINERAL LEASE (hereinafter “Amended and Restated Lease” or “Lease”) is made and entered into on the 15th day of July, 2011 (the “Effective Date”) by and among Arthur Leger (the “Lessor”), F.R.O.G. Consulting, LLC (the “Payment Agent”) and Arttor Gold LLC (the “Lessee”) (collectively the “Parties”).

RECITALS

WHEREAS, the Payment Agent and the Lessee entered into that certain Red Rock Mineral Lease, dated May 24, 2011 (the “Original Lease”) with respect to certain properties owned by Lessor or in which Lessor has an interest, all as more particularly described in Exhibit “A” attached hereto and made a part hereof, and any additions thereto under Article 8 (hereinafter called the “Red Rock Mineral Prospect”);

WHEREAS, the Lessor is the sole member of the Payment Agent and owns 100% of the outstanding membership interests of the Payment Agent;

WHEREAS, the Original Lease incorrectly identified the Payment Agent as the owner and lessor of the Red Rock Mineral Prospect and did not include the Lessor as a party thereto;

WHEREAS, the Parties intended that the Original Lease identify the Lessor as the owner and lessor of the Red Rock Mineral Prospect and that the Original Lease designate the Payment Agent as the entity responsible for collecting and receiving all payments with respect to the Red Rock Mineral Prospect on behalf of Lessor;

WHEREAS, the Lessee made certain payments in the aggregate amount of $5,000 to the Payment Agent (the “Original Lease Signing Fee”) upon the signing of the Original Lease;

WHEREAS, the Parties wish to enter into this Amended and Restated Lease in order to carry out the intentions of the Parties and to correct the omissions and errors in the Original Lease; and

WHEREAS, the Parties acknowledge the payment of the Original Lease Signing Fee by Lessee to the Payment Agent and desire that the Original Lease Signing Fee be applied towards that amount of the Advance Minimum Royalty Payment (as defined below) due upon the signing of this Amended and Restated Lease.

NOW, THEREFORE, in consideration of the mutual benefits to be enjoyed by Lessor, Payment Agent and Lessee pursuant to this Lease, the Parties hereby agree as follows:

1. Grant, Reservation. Lessor, for and in consideration of the royalties hereinafter reserved and of the agreements of Lessee herein contained, to the extent vested with legal right to do so, hereby grants, demises, leases and lets exclusively unto Lessee, except for Lessor’s right of inspection, the Red Rock Mineral Prospect, for the purpose of, including, but not limited to, surveying, sampling, investigating, exploring for, prospecting for, drilling for, developing, mining by any method (whether or not now known and including, but not limited to, open pit, strip, underground and solution methods), producing, saving, taking, milling, treating, transporting, stockpiling, handling and marketing all minerals or any valuable products of any nature whatsoever in, on or under the Red Rock Mineral Prospect, including, but not limited to, any ores, concentrates, dore ingots, bullion, carbon, precipitates, slag or any other material produced from the Red Rock Mineral Prospect which contain any recoverable valuable product of any nature, but excluding oil, gas, hydrocarbons and geothermal resources (hereinafter called “Leased Substances”), together with all of Lessor’s rights, privileges, water rights (if any) and easements (if any) useful for Lessee’s operations hereunder on the Red Rock Mineral Prospect and adjacent lands, including, but not limited to, the rights to look for, test, work, mine, excavate, raise, clean, stockpile on the Red Rock Mineral Prospect only, carry away and sell Leased Substances, to excavate pits, to sink shafts, make, use and occupy openings, adits, tunnels, raises, rooms, stopes, slopes, winzes and underground passages (now existing or hereafter opened), strip seams, lodes, veins and beds, and erect, use and maintain on the Red Rock Mineral Prospect such buildings, tipples, headframes, refineries, gasification plants, power plants, engines, machinery, appliances, devices, walls, wells, presently appurtenant (if any) or newly established water rights, roadways, housing, railroad tracks, shops, ditches, dams, ponds, reservoirs, pipes, power communication lines and, without limitation except as may be required by duly authorized regulatory agencies or governments, all other necessary structures and facilities (hereinafter “Improvements”). From time to time, Lessee may relocate all or any part of said Improvements as Lessee may deem desirable or necessary in its operations on the Red Rock Mineral Prospect.  Provided, however, that Lessor shall be notified in writing by certified or registered mail of Lessee’s intention to make such relocation at least twenty (20) days prior to commencing such relocation unless an emergency condition exists.

There is reserved to the Lessor the right, subject to governmental approval, to a mutually acceptable reasonable portion of the surface on the Red Rock Mineral Prospect for the purpose of locating an inspection station to exercise Lessor’s rights hereunder.

2. Term, Rule Against Perpetuities and Severability of Paragraphs.  Subject to the other provisions herein contained, this Lease shall remain in force for a “Term” of ten (10) years from the Effective Date hereof and renewable by Lessee in ten (10) year increments thereafter provided that there is production of one or more Leased Substances from the Red Rock Mineral Prospect, or any operations permitted hereunder are being conducted on the Red Rock Mineral Prospect at the time of renewal or this Lease is continued in force by reason of any of the provisions hereof, provided, however, the term of this Lease shall not exceed ninety-nine (99) years in any event.  During any period of extension beyond the first ten (10) years of the Term all of the terms and conditions of this Lease shall remain in full force and effect.

The Term of this Lease is not intended to violate the Rule Against Perpetuities. In the event the Term of this Lease is determined to violate the Rule Against Perpetuities by a Court of competent jurisdiction, the Term shall, by this Article 2, be automatically reduced to the maximum number of years determined to comply with the Rule Against Perpetuities. Each of the Articles in this Lease is severable from each of the other Articles in this Lease. In the event an Article in this Lease is determined to be invalid, void, or unenforceable, then all remaining Articles shall remain in full force and effect. In the further event that this Article 2 is construed in such a manner as to eliminate a definitive Term of this Lease, then the parties agree that the Term shall be a reasonable period of time sufficient to accomplish the purposes of this Lease.

3. Funds for Payment; Advance Minimum Royalty; Royalty Credit; Amount of Royalties Paid; Dollar Equivalent.

3.A.           Payment Funds. Any and all payments required to be paid to Lessor pursuant to the terms of this Lease shall be paid to the Payment Agent and such payments shall be made in U.S. currency, or as in-kind payments in accord with Article 4, Production Royalty.

3.B                      Advance Minimum Royalty.  Lessee shall pay to the Payment Agent, the advance minimum royalties due to the Lessor in the amounts and at the times listed below (each, an “Advance Minimum Royalty Payment”); provided, however, that if this Lease is terminated prior to the due date for the payment of any such Advance Minimum Royalty Payment, Lessee shall have no obligation to make any further Advance Minimum Royalty Payments, the due dates of which occur after such termination.

Due Date	Amount of Advance Minimum Royalty Amount
On signing	$5,000
1st Anniversary	$15,000
2nd Anniversary	$35,000
3rd Anniversary	$45,000
4th Anniversary	$80,000
5th Anniversary and annually thereafter during the Term of the Lease	The greater of $100,000 or the U.S. Dollar Equivalent (as defined below) of 90 ounces of gold

If this Lease is terminated for any reason, including but not limited to, partial payment or nonpayment after thirty (30) days written notice as provided in Article 6 at any time during the calendar year, Lessee shall be obligated to pay the full amount of Advance Minimum Royalty Payment as required to be paid in this Article 3.B during the calendar year of the termination, and for any prior calendar years during the term of this Lease for which Advance Minimum Royalty Payments have not been paid.

The Lessor and the Payment Agent hereby acknowledge the Payment Agent’s receipt of the Original Lease Signing Fee in June 2011 and hereby agree that Lessee’s payment of the Original Lease Signing Fee fully relieves Lessee of the obligation to pay the Advance Minimum Royalty Payment amount due on the signing of this Amended and Restated Lease.

3.C.                      Royalty Credit for Advance Minimum Royalty Payments Paid.   All Advance Minimum Royalty Payments paid by Lessee to the Payment Agent shall constitute prepayment of and advance against Production Royalties (as defined in Article 4) thereafter accruing to Lessor under Article 4 during the term of this Lease. Within any one (1) calendar year, Lessee may use one hundred percent (100%) of that calendar year’s Advance Minimum Royalty Payment as credit against Production Royalties due Lessor within that calendar year.  If the total dollar amount of Production Royalties due Lessor within that calendar year exceed the dollar amount of the Advance Minimum Royalty Payment due Lessor within that calendar year, Lessee can credit all uncredited Advance Minimum Royalty Payments made in previous years against fifty percent (50%) of the Production Royalties due Lessor within that calendar year.

3.D.           Amount of Royalties Paid.   The royalties payable by Lessee to the Payment Agent under this Lease shall be the greater of either:

(1) the Advance Minimum Royalty, as provided in Article 3.B hereof; or

(2) the Production Royalty determined in accordance with Article 4 hereof less any credit under Article 3.C hereof.

3.E.           U.S. Dollar Equivalent.  For the purpose of this Lease, the “U.S. Dollar Equivalent” referred to in Article 3 shall be for gold that is at least ninety-nine and ninety-five one-hundredths percent (99.95%) pure, and shall be determined by the average of the London afternoon fixing as published in the Wall Street Journal (or its recognized successor in the publication of gold and silver quotations) for the third calendar quarter preceding January 1 of the year in which the Advance Minimum Royalty payment is due. If, however, gold payment clauses are declared to be unenforceable or violations of public policy, then the “U.S. Dollar Equivalent” shall be for silver that is ninety-nine and nine-tenths percent (99.9%) pure.

The method of calculating the “U.S. Dollar Equivalent” for Advance Minimum Royalty silver shall be the same as that for calculating the “U.S. Dollar Equivalent” using gold above in Article 3, using the appropriate base price for silver.

4. Production Royalty; Stockpiling of Leased Substances. Lessee shall pay the Payment Agent a royalty (“Production Royalty”) for all Commercially Recoverable Valuable Product(s) (as defined below) contained in the Leased Substances sold or deemed sold from the Red Rock Mineral Prospect. Commercially Recoverable Valuable Product(s) shall be defined, for the purposes of this Lease, as any valuable product(s) contained in Leased Substances which are 1) sold to a buyer, 2) deemed sold by production of dore under this Article 4, or 3) deemed sold per subsequent agreement to this Lease, such as a commingling agreement.

Lessee shall pay the Payment Agent a Production Royalty of three percent (3%) of the dollar value or gross sales price of any Commercially Recoverable Valuable Product of gold, silver, platinum or palladium contained in Leased Substances sold or deemed sold from the Red Rock Mineral Prospect and one percent (1%) of the gross sales price of any other Commercially Recoverable Valuable Product contained in Leased Substances sold or deemed sold from the Red Rock Mineral Prospect.  The Production Royalty due Lessor shall be calculated, as applicable, using the provisions of Articles 4.A(1), Article 4.A(2), or Article 4.A(3). Production Royalty shall be calculated on the amounts of Commercially Recoverable Valuable Products contained in Leased Substances before any deductions whatsoever excepting only the deduction for any royalty credit under Article 3.C, and federal royalties based upon the production of Commercially Recoverable Products.

4A1.           Whenever gold, silver, platinum or palladium are recovered from Leased Substances in the form of dore ingots produced from 1) minesite pours or 2) pours at custom recovery facilities (which provide recovery services only and do not purchase the recovered products), such pours will be a deemed sale and Lessee shall pay to the Payment Agent a Production Royalty as set out in Article 4. The dollar value (the “Dollar Value”) of the ounces of gold, silver, platinum or palladium (“Precious Metals”) contained in the dore shall be calculated as described below.

The dollar value of any given Precious Metal produced in dore during a calendar quarter shall be the average price per troy ounce of that Precious Metal for the calendar quarter multiplied by the sum of troy ounces of the given Precious Metal contained in dore produced during the calendar quarter as shown on the Refiner’s Settlement documents pertaining to the dore. Such average price is defined as the arithmetic mean of the daily London afternoon fixing for the calendar quarter. If two or more dore bars produced from the Red Rock Mineral Prospect are shipped together to the refinery and those dore bars are refined together, resulting in one settlement, the Precious Metal price used to determine the dollar value of the Production Royalty will be a weighted average, and calculated as follows:

weighted average precious metal price = v + v

                                                                          1           2
                                                                         w +   w
                                                                         1             2

where v equals the weight of each dore bar in Troy ounces (as determined from samples of the dore collected prior to shipment to the refinery) multiplied by the fineness, expressed as a decimal fraction, of that dore bar (as determined from samples of the dore collected prior to shipment to the refinery) multiplied by the cash base price per Troy ounce assigned to that dore bar, as defined above. w is equal to the weight of each dore bar in Troy ounces (as determined from samples of the dore collected prior to shipment to the refinery) multiplied by the fineness of that dore bar (as determined from samples of the dore collected prior to shipment to the refinery).

 Lessee shall report to Lessor within five (5) days of a dore pour the date, identification of the facilities used to pour, weight of the pour and disposition of the dore pour. Lessee shall deliver to Lessor a Dore Pour Report, providing the information in the form shown below within five (5) days of the dore pour.

DORE POUR REPORT

Pour No.

Date:

Time:

Weight (ounces)

Pour Facility Location

1.  Source (property)

2.  Operator (Lessee)

3.  Owner

4.  Royalty (for example, 5% of gross sales price)

5. Intended destination of dore (refinery or other facility as indicated)

NOTE: within five (5) days of this pour date, an exact copy (Xerox or carbon paper) will be sent by Express Mail to Arthur R. Leger, 2338 Sunrise Drive, Reno, Nevada 89509.

Signature of refiner (person in charge of making pour)

Lettered name

Lettered title

Signature of person witnessing pour

Lettered name

Lettered title

4.A(2).                      With the specific exceptions of Commercially Recoverable Valuable Products of gold, silver, platinum or palladium contained in dore under subsection 4.A(1) of this Lease, Lessee shall pay a Production Royalty on all Commercially Recoverable Valuable Products of gold, silver, platinum or palladium contained in Leased Substances which are sold or deemed sold from the Red Rock Mineral Prospect.   The Production Royalty under this subsection 4.A(2) shall be calculated as the percentage of the gross sales price received by Lessee as shown on the buyer’s settlement sheet as follows:

For gold, silver, platinum or palladium produced from the Property: three percent (3.0%)

For minerals other than gold, silver, platinum or palladium produced from the Property: one percent (1.0%)

4A(3).                      Lessee shall pay a Production Royalty on all Commercially Recoverable Valuable Products contained in Leased Substances, other than gold, silver, platinum or palladium, which are sold or deemed sold from the Red Rock Mineral Prospect. The Production Royalty under this subsection 4.A(3) shall be calculated on the gross sales price received by Lessee as shown on the buyer’s settlement sheet using the percentages set out above.

4.B.  In the event the United States or other public authority imposes the payment of any new royalty on production from the Red Rock Mineral Prospect, whether a gross, net smelter returns, net proceeds or similar type of royalty, the dollar amount of such imposed royalty or, if applicable, the gold, silver, platinum or palladium equivalent of such imposed royalty shall be deducted from the Dollar Value of the ounces of gold, silver, platinum and palladium contained in the dore under Section 4.A(l) or the buyer’s settlement sheet under Section 4.A(2), as applicable, before the Production Royalty is calculated.  In no event shall Lessor’s Production Royalty be reduced below one percent (1.0%) of the Dollar Value of dore as calculated in accordance with Article 4.A or gross sales price for Commercially Recoverable Valuable Products of gold, silver, platinum or palladium removed, commingled or sold from the Red Rock Mineral Prospect, as it would have been calculated without deduction of any new royalty by the United States or other public authority.

4.C. In addition to the Production Royalties payable under Article 4.A, Lessee shall pay to the Payment Agent as Production Royalty hereunder a like percentage of the gross amount paid before any deductions whatsoever of any bonus, subsidy, or similar payment or allowance made for whatever reason to Lessee by any governmental agency, ore buyer or others with respect to any production, transport or sale of Leased Substances hereunder. Gains and losses experienced by Lessee from speculative “Trading Activities” as described herein are exempted from this provision.

4.D. Payment of Production Royalty, other than Production Royalty taken in kind by the Payment Agent, shall be made by Lessee to the Payment Agent within one hundred fifty (150) days of minesite dore pour or within one hundred twenty (120) days of delivery of Leased Substances to a third party, whichever is earlier. Each pour or delivery of materials to a third party shall be identified in a statement with supporting documents attached sufficient for calculation of contained Leased Substances and royalty in a format compatible with industry standards.

Royalty from separate pours, deliveries and sales may be combined and paid quarterly. Such payment shall be accompanied by a summary “Quarterly Royalty Statement” which clearly identifies the various components of the Royalty Payment and their separate values together with the supporting documents (e.g. pour reports, Refiner’s Settlement Sheets and statements, recovery facility settlements, etc.).

4.E.                      Lessor shall have the right and option to direct payment of Production Royalties to the Payment Agent in kind in the form in which Lessee sells such Leased Substances. On or before October 1st of each calendar year, Lessor shall give Lessee written notice whether Lessor elects to take its Production Royalty in kind throughout the following calendar year.  If Lessor fails to give such notice for the first calendar year in which it is eligible to take its Production Royalty in kind, Lessor shall be deemed to have elected not to take its Production Royalty in kind for that calendar year.  If Lessor fails to give such notice by October 1st of any subsequent year, the election then in effect will continue throughout the following calendar year.  Each election to take or not to take its Production Royalty in kind shall remain in effect for calendar year increments and all persons or entities constituting the Lessor shall be required to make the same election whether or not to take in kind.

If Lessee enters into an agreement for the sale of Leased Substances from the Red Rock Mineral Prospect, it shall not include in such agreement sale of that portion of the Leased Substances which Lessor has the right to take in kind, without the prior written consent of Lessor.

If Lessor elects to take its Production Royalty in kind, and if Leased Substances shipped to third parties include Lessor’s in kind share, such shipment shall be shipped in the joint names of Lessor and Lessee in a manner which identifies their respective interests. Lessee shall make necessary prior arrangements so that Lessor’s in-kind interest in the Leased Substances shipped to a refiner shall be recognized by the refiner. If Lessor elects to take its Production Royalty in kind, Lessor shall bear all risks associated with taking its Production Royalty in kind, and shall bear all additional costs incurred by Lessee as a result of Lessor’s taking in kind, such as increased costs due to separate pourings, storage, insurance, security, transportation and monitoring. Lessor shall have the right to inspect procedures used by Lessee to make payment in kind, and at its option, Lessor, or its agent, shall have the right to be present to observe sampling and splitting procedures and review all records and procedures related to division of Leased Substances for the purpose of taking in kind. Lessee shall have the right, exercisable in its sole and exclusive discretion, to select its refinery.

In the event the purchaser of any of the Leased Substances produced and sold by Lessee hereunder shall be owned or controlled by Lessee, the purchase agreement(s) covering such Leased Substances shall be commercially fair and shall provide that the price to be received by Lessee therefor shall be commercially fair and shall not be less than the price currently received by other sellers of Leased Substances of like quality and quantity who sell to the nearest independent refinery or smelter in the market area where such Leased Substances are ordinarily sold.  For the purpose of this Article 4, “owned and controlled” shall mean that Lessee holds sufficient interest in the purchaser to substantially direct its operations on a continuing basis.

4.F.                      Production Royalty payments (dollar or in-kind) to the Payment Agent shall be accompanied by a statement, including but not limited to, smelter or refinery settlement sheets, agreements, invoices, or their equivalent, showing in reasonable detail the computation and derivation of such payment.  If Lessee provides the accounting to support royalty payments in a columnar form, Lessee shall provide Lessor with a legend which explains the meaning of the heading of each column and a sample of one of the royalty calculations so Lessor can confirm Lessee’s royalty calculations.

Lessor shall have the legal right to monitor and confirm in an ongoing and timely fashion that Lessee has kept correct and legible records in a minerlike fashion of all matters related to timely Production Royalty payments under this Lease.  Lessee acknowledges and agrees it will provide Lessor with copies of all documentation reasonably necessary for the Lessor to verify accurate and timely payment of Production Royalty by the Lessee. Further, Lessee agrees it shall provide Lessor the right at all reasonable times to make inspections upon five (5) business days’ prior notice or with less notice at the option of the mine manager of all of the Lessee’s facilities used in mineral production or accounting for production under this Lease.

These inspections shall be allowed as long as they are reasonably related to the Lessor’s purpose of verification of accurate and timely payment under this Lease.

4.G.           Lessee shall have the right to sell or refrain from selling Commercially Recoverable Valuable Products in any manner it may elect.  Lessee shall have the right to engage in forward sales, future trading or commodity options trading and other price hedging, price protection, gold and silver loans, financing and speculative arrangements which may involve the possible delivery of Commercially Recoverable Valuable Products but does not result in the actual sale and delivery of Commercially Recoverable Valuable Products (“Trading Activities”).   Lessee’s trading activities shall not include any part of Lessor’s share of production or serve to defer or postpone payment of Lessor’s production royalties.  Lessor and the Payment Agent acknowledge that the proceeds of Trading Activities shall not be considered part of or included in the amounts paid to the Payment Agent for the purpose of determining the production royalties and Lessor and the Payment Agent shall not be entitled to participate in the proceeds, or be obligated to share in any losses generated by any Trading Activities.

4.H.           Lessee may stockpile Leased Substances on the Red Rock Mineral Prospect only after giving Lessor notice of Lessee’s intention to do so, which notice shall specify the date such stockpiling is to commence and the proposed location of the stockpile on the Lessor’s property. Stockpiling of Leased Substances in locations other than on the Red Rock Mineral Prospect is prohibited without Lessor’s written consent.  For the purposes of this Lease “stockpile” shall mean storage of mined Leased Substances containing valuable product(s) at or in excess of Lessee’s operating process cutoff grade for that product which is metallurgically amenable to the process in use by Lessee in association with the Red Rock Mineral Prospect. Lessee shall keep full, complete and minerlike records of the grade and quantity of Leased Substances so stockpiled, and Lessee shall provide such information to Lessor within thirty (30) days of determining such information.

4.I.                      Royalty Buydown. Lessee shall have the right to buy down the production royalty payable under the provisions of this Article 4 for the following amounts:

First one percent (1.0%)                                                                               two million dollars ($2,000,000)

The remaining two percent (2.0%) production royalty on gold, silver, platinum, or palladium shall not be purchasable by Lessee. The one percent (1.0%) royalty applicable to all other minerals shall not be purchasable by Lessee.

1.	Committed Work Expenditures and Work Requirement.

5A.                      Work Requirement. In order to keep this Lease in effect, Lessee shall be required to perform yearly work expenditures in each year for exploration, development and mining of the Red Rock Mineral Prospect as described below. The yearly work expenditure items qualified as fulfilling the work requirement shall be limited to all costs incurred in actual work on the Red Rock Mineral Prospect in drilling, trenching, excavation, mining, road building, surveying, environmental studies and permitting costs incurred directly on or related to the Red Rock Mineral Prospect,  mapping, and geological, geochemical and geophysical programs conducted on the Red Rock Mineral Prospect, as well as assaying and metallurgical testing of ores extracted from the Red Rock Mineral Prospect which may be conducted at appropriate facilities off the Red Rock Mineral Prospect. Expenditures shall include wages and salaries paid to engineers, geologists, laborers and technicians for the actual time spent in exploration, development and mining of the Red Rock Mineral Prospect.  Direct overhead, such as lodging, meals and travel expenses (but expressly excluding any charge for office or administrative expenses) shall be limited to twenty percent (20%) of the yearly work requirement.

Lessee shall fully comply with 43 C.F.R. Sec. 3809 regulations (Surface Management of Public Lands under the U. S. Mining Laws) or with 36 C.F.R. Sec. 228 (regulations concerning use of the surface of Forest Service Lands) and any amendments or revisions thereto. In the event assessment work requirements are reinstated, Lessee shall submit an exploration plan, if required, on a date which will give the Bureau of Land Management or Forest Service sufficient time for Lessee to execute such plan and satisfy the yearly work requirement.

In the event assessment work requirements are reinstated, if Lessee fails to gain Bureau of Land Management or Forest Service approval for any work plan, it shall be excused from expenditures for that portion of that year’s work requirement which is disapproved, it being understood and agreed that any portion of the yearly work requirement which is not expended because of Bureau of Land Management or Forest Service disapproval shall be added to the succeeding year’s annual work requirement. It is further mutually understood and agreed that annual assessment work requirements shall not be so excused unless permission to defer annual assessment work requirements has been granted to Lessee by the (Bureau of Land Management or other) appropriate government agency, in which case Lessee shall file all documents required to maintain the Red Rock Mineral Prospect in good standing with the county and the Bureau of Land Management prior to August 31 of each year and provide Lessor with proof of such filing prior to November 1st of each year.

MINIMUM YEARLY WORK EXPENDITURES

Lessee shall expend the following amounts (the “Required Work Expenditures”) on work on the property annually:

2011-2012 - $100,000 physical work which would be cumulative

2013 and thereafter - $200,000 which includes $150,000 physical work

All Required Work Expenditures are to be spent annually and must always include all fees and claim maintenance costs at a minimum.  In the event Lessee is precluded from performing Work, as required in this Article 5, as a result of the failure of a governmental entity to issue required permits, the provisions set forth in Article 7 shall become applicable. In such a case, the remaining Work Requirement Expenditures required to meet the annual work commitment shall be deferred and carried forward until the permit is issued.  Upon permit issuance all deferred work requirements and Work Requirement Expenditures shall be performed.  If funds are expended in excess of the annual Work Requirement Expenditures, funds in excess of the fees and claim maintenance costs may be credited to subsequent Work Requirement Expenditures, provided, however, annual claim maintenance fees and costs shall always be paid by Lessee.

On or before March 1st of each year that this Lease is in effect and the first year subsequent to termination, Lessee shall provide Lessor with an organized, legible written narrative report, including table of contents and list of any exhibits to the report, which shall describe the operations conducted on the Red Rock Mineral Prospect during the prior calendar year. With the report shall be furnished legible true copies of all reports and records made for the Red Rock Mineral Prospect, including, but not limited to, lithologic drilling logs and assays, maps, cross-sections, assays, metallurgical tests, ore reserve calculations and geological reports pertaining to the Red Rock Mineral Prospect. Records shall include computer data files, if any, and instructions to recover them, in addition to but not as replacements for other reports and records. The report shall include a legend for all symbols used on maps, cross-sections, drill logs, columnar presentations, and any other form of document which requires a legend to make it comprehensible and useful.  With the report shall be furnished an up-to-date legible drill hole location map or maps at appropriate scales such that the collar locations and designations of all holes are clearly identified.  Such maps shall be compiled and furnished on an annual basis to depict the locations and current status of all known drill holes in Red Rock Mineral Prospect. Upon Lessor’s request and if available, Lessee shall provide copies of the above data in reproducible form such as mylars or sepias. It is agreed between Lessor and Lessee that during the Term of this Lease, Lessor shall keep all information furnished to Lessor by Lessee strictly confidential and Lessor or any other person to whom Lessor furnishes such information at such time as it becomes permissible to do so shall specifically indemnify and save harmless Lessee from any action resulting from reliance upon such information furnished to Lessor by Lessee.

Lessee shall provide to the Lessor its interpretive data, reports and information. However, all such interpretive data shall be delivered to the Lessor with an express written disclaimer as to its completeness or accuracy, and the written disclaimer must accompany any interpretive data that the Lessor discloses to a third party. The disclaimer shall be generally as follows:

Lessee does not make any representation or warranty, express or implied, of any kind or nature whatsoever with respect to the accuracy, reliability or completeness of this information or matter. Any use of, or reliance upon, this information or matter by any person, firm or corporation shall be at his or its sole risk, liability and responsibility.

Prior to March 1st of each year that this Lease is in effect and the first year subsequent to termination, Lessee shall provide Lessor documentation from Lessee’s accounting records of the expenditures claimed as minimum yearly work requirements upon the Red Rock Mineral Prospect. At reasonable times and places, during normal business hours, Lessor shall have access to, with a minimum of five (5) business days’ advance notice given by Lessor, the original invoices and any other records pertinent and necessary for substantiating the compliance of Lessee with the provisions of this Lease.

6.         Manner of Payment. All payments to be made by Lessee to the Payment Agent hereunder, except Production Royalty payments where in-kind payment is made pursuant to Article 4, shall be made by mailing or delivering cash, check drawn on the company’s account, or a cashier’s or certified check to the Payment Agent’s address as set forth in Article 21 hereof, on or before the date such payment shall be required to be made hereunder; provided, however, that the Advance Minimum Royalty shall be paid between January 1 and January 15 of each year. If Lessee fails to pay or shall incorrectly pay all of any payment or some portion of any payment due hereunder, this Lease shall terminate absolutely if Lessee, within thirty (30) days after receipt of written notice from Lessor or the Payment Agent to Lessee of its error or failure with respect to such payment shall fail to rectify the same.   All payments not timely received by the Payment Agent shall (if thereafter accepted by Lessor pursuant to the terms of this Lease) be accompanied with interest from the date due until the date paid at the Bank of America (or its recognized successor) prime rate plus two percent (2%) in effect on the date the payment was due.

7.         Lessor’s Title

A.  It is mutually understood and agreed that this Lease is granted only under such title as Lessor may now hold or hereafter acquire. Lessee may investigate and in Lessor’s name take any action it deems necessary to remedy any defects of title to the Red Rock Mineral Prospect. Lessor agrees to cooperate with Lessee in investigating and remedying any such defects in title; however, in the event that Lessor shall hereafter be divested of such title, Lessor shall not be liable for any damages sustained by Lessee. Additionally, Lessor shall not be liable in damages or otherwise, on account of Lessee’s possession thereof being destroyed or interrupted. Lessee’s only remedy in the event of failure of Lessor’s title is specified in the last sentence of Article 8.D below.

B. It is understood and agreed that in the event of adverse claim or claims affecting mining claims comprising the Red Rock Mineral Prospect or the land covered thereby, Lessee shall be under no obligation to defend title, nor to contribute to the defense of title thereto, and it is specifically understood in such event that Lessor shall be under no obligation to defend title.

C.  Concerning possible conflicts with unpatented mining claims of third parties, neither party is under a specific obligation of title defense; Lessor leases merely whatever title it might have in such area of conflict. To the extent that Lessee desires to enter an area of conflict and endeavor to prove upon the title to Lessor’s claims, Lessee does so at its own risk and expense.  Lessor represents that it has no knowledge of claims of third parties. Nothing in this agreement is intended nor shall it be construed to require that Lessee pay Production Royalty to the Payment Agent or the Lessor for mineral production from property which is determined not to belong to Lessor.

D.   It is expressly agreed that Lessor does not warrant title to the Red Rock Mineral Prospect.   To the best of Lessor’s knowledge, all of the claims listed in Exhibit “A” for the Mineral Prospect were located, monumented and recorded with the appropriate government entities as required by law and have been continuously maintained since location or relocation by assessment work or payment of claim maintenance fees and filing/recording of evidentiary documents as required by law.   Lessor does, however, represent that the Red Rock Mineral Prospect is free and clear of all liens and encumbrances, including any leases, rights, or licenses granted to third parties by, through, or under Lessor, except taxes not yet payable and matters of record in Lander County, Nevada, if any; the consummation of this Lease will not result in or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of any contract, commitment or arrangement to which Lessor is a party or by which it is bound; provided, however, that the unpatented mining claims constituting the Red Rock Mineral Prospect are acknowledged to be subject to the paramount title of the United States. Lessee’s sole and exclusive remedy for any breach or default by Lessor under this Article 8.D is to terminate this Lease and release its possession of the Red Rock Mineral Prospect.

E.  Lessor shall not create, permit or suffer any liens or encumbrances, reservations, restrictions and easements on the Red Rock Mineral Prospect unless expressly subordinated to Lessee’s rights hereunder; that Lessee may, at its option, discharge such claims and thereby be subrogated to any liens or encumbrances on the Red Rock Mineral Prospect as to all rights of the holder thereof, and Lessee may recover any amounts so paid from any amounts otherwise due to Lessor.

8.         New Mining Claims.  Either party hereto shall have the right at any time to locate mining claims in the vicinity of the Red Rock Mineral Prospect, provided however, if either Lessor or Lessee should located any additional load claims either within the exterior (peripheral) boundaries of the claims forming the Subject Claims or an area of one mile from the exterior boundaries (the “Area of Interest”), any additional claims located by Lessor or Lessee within the Area of Interest shall be subject to this Lease.

A.  If such mining claim is located by Lessor, then Lessor shall, within thirty (30) days of recording the same with the appropriate county, give Lessee written notice thereof setting forth the description of such mining claim and the facts upon which Lessor bases its conclusions that Leased Substances might exist therein.  Within forty-five (45) days after receipt of such notice, Lessee shall have the right to reject any interest in such mining claim by giving Lessor written notice of such rejection; if not so rejected, Exhibit “A” hereto shall be modified and amended by Lessee to incorporate such mining claim in the Red Rock Mineral Lease within fifteen (15) days of acceptance of such claim or claims by Lessee.

B.  If any portion of a claim located by either Lessor or Lessee lies within the Red Rock Mineral Prospect Boundary, the entire claim shall become a part of the Red Rock Mineral Prospect, and Exhibit “A” shall be modified and amended by Lessee to include such mining claim in accord with Article 9.

C.  If Lessor locates mining claims within the boundary area and subsequently offers such mining claims to Lessee, if Lessee accepts those claims, it will pay actual expenses incurred by Lessor in connection with the acquisition.

This Article 8 shall not apply to mining claims or other properties that are presently owned or are acquired in good faith by Lessor or Lessee from third parties. Any modification or amendment to Exhibit “A” hereto as herein provided shall not serve in any manner to extend the Red Rock Mineral Prospect boundary. In the event Exhibit “A” is amended pursuant to this Article 8, Lessee may record an amended Exhibit “A” in accordance with the provisions of Article 32.

9.         Claim Rental, Fee/Assessment Work - Unpatented Mining Claims. During the Term of this Lease, subject to the provision of Section 16, Lessee agrees to timely pay all fees and to file and record documents and to perform all work necessary to hold and maintain the mining claims subject to this Lease in good standing, provided that such work is required pursuant to then current federal or state laws and regulations.

If during the term of this Lease, federal rules and regulations are changed to require the performance of assessment work in addition to payment of claim rental fees on unpatented mining claims, Lessee agrees to timely perform labor or make improvements on or for the benefit of each of the unpatented mining claims comprising the Red Rock Mineral Prospect (hereinafter “Assessment Work”). Lessee further agrees that said labor or improvements made to satisfy the annual assessment work shall be performed only upon the claims lying within the Red Rock Mineral Prospect and work performed on contiguous claims lying outside the boundary of the Red Rock Mineral Prospect covered by this Lease shall not be used to satisfy such requirement. Lessee shall perform assessment work in accordance with good mining practices and all applicable state and federal mining laws, statutes, rules and regulations and shall provide Lessor with basic documentation to substantiate labor affidavits.  The parties hereto agree to cooperate to the fullest extent to enable Lessee to comply with the requirements of this Article 9 to prepare, record and file in a timely manner all required proofs of assessment work or Notices of Intention to Hold in the manner required by applicable law. Lessee shall record Notices of Intention to Hold and Affidavits of Assessment Work with the County and file Notices of Intention to Hold and Affidavits of Assessment Work with the Bureau of Land Management office having jurisdiction in a timely fashion. Lessee shall provide Lessor with record-stamped copies of county recorded documents and file-stamped copies of Bureau of Land Management filed documents no later than fifteen (15) days prior to the due date of such recordation and filing.

Lessee shall have the right, upon thirty (30) days’ notice, to give notice to Lessor in writing that the claim or claims specified in said notice shall no longer be subject to this Lease; and upon giving of such notice, and provided such notice is given at least sixty (60) days prior to the end of the claim rental/assessment year, such claim or claims shall be deemed stricken from this Lease, and Lessee’s responsibilities and obligations for claim rental fee/assessment work and other fees, filing and recording duties as to said claim or claims shall end. In the event that such notice is given less than sixty (60) days prior to the end of the rental fee/assessment year, the Lessee shall perform all work necessary to hold and maintain such claims for the then current rental/assessment year. Notwithstanding the release of any claim or claims from the operation thereof, this Lease shall continue in full force and effect with respect to all parts of the Red Rock Mineral Prospect not specified in such notice. Further, such release shall not cause or result in any diminution of Lessee’s obligations regarding confidentiality, Advance Minimum Royalty, Production Royalty or Work Requirements described below. Lessee shall, at the time of giving such notice, provide Lessor with all data regarding work which has been done for that year by or for Lessee upon any of such claims so released.

In the event Lessee shall terminate this Lease in its entirety prior to the end of the then current claim rental/assessment year, Lessee shall be obligated to pay claim rental fees and/or perform assessment work, pay all fees and perform all necessary filing and recording for the following claim rental/assessment year as to each of the claims then subject to this Lease, unless such termination is at least sixty (60) days prior to the end of the then current claim rental/assessment year.  In any event, Lessee shall be responsible for obligations incurred prior to such termination and those which survive in accord with Article 12.

10.         Relocation and Amendment of Unpatented Mining Claims. Subject to the prior written consent of Lessor, which consent shall not be unreasonably withheld, Lessee, in the name of Lessor, shall have the right, but not the obligation, to amend the locations of any one or more of the mining claims included within the Red Rock Mineral Prospect and Lessor agrees to execute promptly any documents necessary for that purpose. If the location of any such mining claim was for any reason defective, Lessee shall have the right, but shall not be required, to locate such defective mining claim or claims in the name of Lessor for the purpose of curing such defect. In order to insure that Lessor agrees with Lessee’s plan to cure perceived defects in title, Lessor shall be notified in writing by certified or registered mail at least twenty (20) days prior to Lessee’s commencing with relocation or amendment unless an emergency exists and time is of the essence.

11.         Liens.   Lessee shall pay in full for all labor performed upon or material furnished to the Red Rock Mineral Prospect and shall keep the whole thereof free and clear from any and all liens of whatsoever nature or kind created by Lessee, except for Lessee’s grant of a security interest for financial purposes under Article 22; provided, however, that if Lessee, in good faith, disputes the validity or amount of any claim, lien or liability assessed against it with respect to the Red Rock Mineral Prospect, Lessee shall not be required to pay or discharge the same until the amount and validity thereof have been finally determined upon the condition that Lessee obtains a bond within fifteen (15) days of receiving notice of said lien as is provided by N.R.S. Section 108.2413, et seq. and as amended, to effect the release of said lien. However, in no event shall Lessee allow or permit title to the Red Rock Mineral Prospect to be lost, jeopardized or otherwise unreasonably encumbered as a result of its non-payment of any claim, lien or liability for which Lessee is responsible.  Lessee shall notify Lessor immediately, either by telegram or facsimile transmission followed by hard copy, on the occasion of being served notice of any lien regardless of whether Lessee disputes the validity of the lien for any reason. It is mutually agreed that concurrent with execution of the Lease, Lessor and Lessee will execute and acknowledge a “Notice of Non-Responsibility for Labor or Materials Furnished Mineral Prospect” which Lessor shall file with the Lander County Recorder in compliance with N.R.S. 108.234 and as amended.  When the recorded copy of the “Notice of Non-Responsibility” has been received by Lessor, it shall furnish a copy of same to the Lessee which Lessee shall post within ten (10) days and keep posted upon the Red Rock Mineral Prospect during the Term of this Lease.

12.         Laws and Regulations - Indemnification of Lessor.  It is the policy of Lessor to comply fully and in all respects with all environmental, reclamation and land use permitting regulations and laws.  Lessor represents that it has no knowledge of any conditions on the Red Rock Mineral Prospect existing prior to the Effective Date of this agreement which constitute violation of any laws or regulations including, but not limited to, environmental, reclamation and land use permitting regulations.   Lessee’s responsibility for reclamation or acceptance of environmental and permitting liabilities on the Red Rock Mineral Prospect shall be limited specifically to any disturbance that may be caused by Lessee’s own activities on the Red Rock Mineral Prospect and Lessee agrees to indemnify and hold Lessor harmless from and against such liability. Lessee shall not reclaim any pre-FLPMA access without the prior written consent of Lessor. Liability for reclamation of all disturbances existing on the Red Rock Mineral Prospect prior to the Effective Date shall be the exclusive responsibility of Lessor and Lessor agrees to indemnify and hold Lessee harmless from and against such liability.  Lessee shall at all times and its own expense comply in all respects with all county, state and federal laws, statutes, ordinances, rules and regulations relating to Lessee’s actions under this Lease on or about the Red Rock Mineral Prospect.  Lessee shall also at all times and at its own expense timely pay any and all fees or costs required to be paid to any governmental agency to keep the title to the mining claims in good standing.

Lessee shall provide workmen’s compensation insurance and such other insurance to cover its personnel and all of its operations upon the Red Rock Mineral Prospect in the amount and form as may be required by applicable law. At Lessor’s written request, Lessee shall provide Lessor with copies of the declarations page of all such policies as may be in effect (from time to time).  Lessee assumes full and sole responsibility for the operation and direction of the work done under this Lease on the Red Rock Mineral Prospect and no employee or agent furnished by Lessee shall under any circumstances be deemed to be an employee or agent of Lessor and Lessee shall indemnify and hold Lessor harmless of and from any and all claims, demands or liabilities arising out of or in connection with the operations or activities of Lessee hereunder and Lessee shall acquire a comprehensive general liability insurance policy covering such operations and activities with limits of not less than two million dollars ($2,000,000.00) for each accident or occurrence.  Lessee shall provide Lessor with written proof of compliance prior to commencing operations on the Red Rock Mineral Prospect.  Lessee shall provide Lessor with copies of such insurance policy, certificate or rider naming Lessor as an additional insured on such policy within fifteen (15) days of the date of execution of this Lease.  Nothing in this agreement is intended nor shall it be construed as to require the Lessee to indemnify and hold Lessor harmless of and from any claim, demand or liability arising out of or in connection with the operations or activities of Lessor or the activities of operators other than Lessee on the property prior to the execution of this agreement.

Lessee shall notify Lessor verbally within twenty-four (24) hours after the occurrence of any event on the property which poses a substantial risk of environmental liability and shall give Lessor detailed notification in writing within ten (10) days.  Such occurrence will include but shall not be limited to cyanide or other toxic chemical or mineral leaks, spills or contaminations or any episode or occurrence resulting in killing of wildlife which was caused by said spills, leaks or contaminations.

Lessee shall provide Lessor with copies of all plans, maps and all other documents submitted in compliance with government regulations and all agreements with any government agency pertaining to the Red Rock Mineral Prospect, including but not limited to, Notices of Intent to Operate, Plans of Operation, Environmental Impact Statements, reclamation statements, and all government agency communications sent to any such agency or received by Lessee from any such agency which are related to such submissions or agreements, within thirty (30) days of sending to or receiving from the government agency such material. In the event any government agency requires the filing of a bond to insure Lessee’s performance, Lessee agrees to provide such bond at its own cost and expense.

13.         Taxes.  During the Term of this Lease, Lessee shall timely pay all taxes levied or assessed against the Red Rock Mineral Prospect, all taxes levied or assessed against Lessee’s personal property or improvements, all taxes levied or assessed against any improvements presently on the Red Rock Mineral Prospect, and all taxes levied or assessed upon the operations which are related to disposition of Leased Substances by Lessee on or in relation to the Red Rock Mineral Prospect, exclusive of any taxes levied, assessed or measured on the royalty paid to the Payment Agent, as agent for the Lessor.  Lessor or the Payment Agent, as applicable, shall, within fifteen (15) days of receipt, transmit to Lessee any notices or documents pertaining to any such taxes which are the responsibility of Lessor or the Payment Agent to pay. If Lessor or the Payment Agent fail to pay any taxes payable by Lessor or the Payment Agent, other than taxes levied, assessed or measured on royalty paid to Lessor or the Payment Agent, which pertain to the Red Rock Mineral Prospect, unless Lessor or the Payment Agent is contesting the same, Lessee may at its option pay Lessor’s or the Payment Agent’s proportionate share of taxes when due and may deduct all such sums from subsequent payments to be made to the Payment Agent hereunder. Each party shall have the right to contest in the courts or otherwise the validity or amount of any taxes or assessments which the respective party may be required to pay hereunder if it deems the same unlawful, unjust, unequal or excessive or to take such other steps or proceedings as it may deem necessary to secure a cancellation, reduction, readjustment or equalization thereof before it shall be required to pay the same.  In the event of termination of this Lease, taxes, which are the responsibility of Lessee but will be the responsibility of Lessor or the Payment Agent after termination, shall be prorated on the relevant tax year basis.

It is mutually agreed that Lessor and the Payment Agent shall be solely responsible for payment of their own taxes attributable to Advance Minimum Royalty payments or Production Royalty payments under this agreement.

14.         Default.   If Lessor considers that Lessee has not complied with any of the covenants, conditions or obligations hereunder, whether express or implied, Lessor shall notify Lessee, in writing, by certified mail, setting out specifically in what respects it is claimed that Lessee  has breached this Lease.  The receipt of such notice by Lessee and the lapse of thirty (30) days thereafter, without Lessee’s curing or commencing and diligently pursuing such action which is necessary to cure the alleged breaches shall be a default hereunder. Upon such default, Lessor may, at its option, terminate this Lease. Whether or not Lessor so terminates this Lease, Lessor has all of its rights and remedies under the law and this Lease with respect to such default.

Notwithstanding any contrary provision in the foregoing paragraph, if Lessee fails to make any of the payments due under Articles 3, 4, 6 or 10 herein within thirty (30) days after receipt of notice of such failure from Lessor, this Lease shall terminate absolutely; provided, however, that any termination for whatever reason shall not excuse Lessee from performing all obligations incurred under the terms of this Lease prior to such termination.

In the event that Lessee, in good faith, contests the default by court action within thirty (30) days after receipt of such notice by Lessee, and Lessee continues to pay the payments required and perform the other obligations of this Lease, this Lease shall not be terminated until a final decision has been reached that a default exists; Lessee shall have thirty (30) days within which to cure or commence and diligently pursue such actions necessary to cure the default or such other reasonable time as the parties shall mutually agree or the court shall determine.

In the event of termination under this Article 15, Lessee shall have the right to remove, pursuant to Article 17, its property and equipment from the Red Rock Mineral Prospect, as hereinafter provided, but only after Lessee has performed all of its accrued obligations under this Lease. Until such performance by Lessee, Lessor shall have a lien upon all of Lessee’s property and improvements located on the Red Rock Mineral Prospect.

15.         Termination.

A.  Partial Termination by Lessee.  Lessee shall have the right, from time to time and at any time, to terminate this Lease as to any portion of the Red Rock Mineral Prospect by giving written notice to Lessor specifying the portion of the Red Rock Mineral Prospect to which such termination applies. New claims located by Lessor after the effective date of this Lease and within the perimeter of a contiguous block of terminated claims (fractions and open ground) shall not be subject to the area of interest provisions set forth in Exhibit A. Upon the effective date of such notice, as set forth in Article 21 hereof, all right, title and interest of Lessee hereunder shall terminate as to the portion of the Red Rock Mineral Prospect specified in such notice and thereafter the term Red Rock Mineral Prospect” shall be deemed to refer to only the portions of the Red Rock Mineral Prospect remaining subject to this Lease. Upon such termination, Lessee shall have no further obligations concerning the portion of the Red Rock Mineral Prospect to which such termination applies, except as to obligations (1) the due dates or incurrence of which occur prior to such termination, (2) are created pursuant to obligations in Articles 13 and 17 hereof relating to the condition of the Red Rock Mineral Prospect, or (3) are otherwise required to be performed by Lessee subsequent to termination.   Promptly following such termination, Lessee shall deliver to Lessor a quitclaim deed, in recordable form, quitclaiming to Lessor all right, title and interest of Lessee to that portion of the Red Rock Mineral Prospect to which such partial termination applies. No partial termination under this Article 16 shall, however, cause a reduction in the amounts of any of the Advance Minimum Royalty and Production Royalty payments set forth in Article 3 and 4 or the Work Requirements set forth in Article 5.

B.  Complete Termination by Lessee. Lessee may terminate this Lease by surrender of the Subject Claims to Lessor at any time. Such surrender shall be accomplished by delivering or mailing to Lessor a special warranty deed describing the Subject Claims and warranting against nay persons claiming any interest in the Subject Claims by, through or under Lessee.  Such surrender shall terminate Lessee’s leasehold rights in the Subject Claims and shall relieve Lessee of all obligations provided herein which have not accrued prior to the date of surrender; provided that no surrender shall relieve Lessee of any of the following obligations:

(i)     performance of assessment work and/or paying claim maintenance fees to the BLM and filing of required affidavits attending thereto for the then current assessment year if the surrender occurs after July 1 of such year, with respect to the Subject Claims and any newly located unpatented claims which may become a part of the Subject Claims as set forth in Article 8;

(ii)     performance of all reclamation, remedial and/or restoration work as may be required by applicable laws or regulations resulting from activities of Lessee under this Lease; and

  (iii)  to the extent not previously furnished, the furnishing to Lessor of copies of all factual data in Lessee’s possession to the work conducted by it on the Subject Claims including assays, ore tests, surveys, exploration, development and mining records.

16.         Removal of Improvements; Condition of Mineral Prospect.  Whenever this Lease shall be terminated in whole or in part, for any reason whatsoever, Lessee shall deliver up the terminated portion of the Red Rock Mineral Prospect to Lessor in reasonably good and safe condition and in compliance with all laws, statutes, ordinances, rules, regulations, permits and plans of operation. Lessee shall, however, subject to any laws, rules or regulations which may be applicable at the time and the requirements of Articles 13 and 17, have the right to remove any or all of the Improvements placed by it on or within the terminated portion of the Red Rock Mineral Prospect; provided, however, Lessee shall leave in place all track, pipe, including any improvements which were affixed to the property for the purpose of using the water rights, timber, chutes and ladders without any warranty as to condition or fitness for use except for the Lessee’s duties to secure openings as set forth in the last sentence of this Article 17.  Within thirty (30) days after complete termination, Lessee shall assign to Lessor any assignable water rights acquired and perfected by Lessee during the Term of this Lease which are situated on the Red Rock Mineral Prospect and any water rights which are situated off the Red Rock Mineral Prospect but which were acquired for the purpose of conducting work on the Red Rock Mineral Prospect.  Lessee shall have the right to effect the removal of such improvements, other than those specified above to be left in place, prior to such termination of this Lease or within one hundred twenty (120) days thereafter with the specific exceptions of property and Improvements on which Lessor has a lien pursuant to Article 15, and property and Improvements required for Lessee to fulfill its obligations to government entities or under the Lease which survive termination of the Lease. Any improvements not removed prior to termination or within three hundred sixty-five (365) days following such termination shall be deemed affixed to the terminated portion of the Red Rock Mineral Prospect and shall become and remain the property of the Lessor, except property and Improvements which have been left in place in order for Lessee to fulfill its obligations which survive this Lease. Lessee shall have three hundred sixty-five (365) days after satisfaction of a given obligation to remove equipment and improvements required in connection with fulfillment of that obligation and policy. In the event of termination under Article 15, Lessee shall have three hundred sixty-five (365) days to remove its property and Improvements after Lessor has released any lien on them.  Upon partial or complete termination, Lessor shall retain title to all water rights acquired and perfected by Lessee during the Term of this Lease which are situated on the Red Rock Mineral Prospect and any water rights which are situated off the Red Rock Mineral Prospect but which were acquired for the purpose of conducting work on the Red Rock Mineral Prospect, improvements, stockpiles, dumps and tailings, including heap leach remnants, generated from mining and treating ores from or on the Red Rock Mineral Prospect.

Within one hundred eighty (180) days after the partial or complete termination, Lessee shall comply, or shall be in the process of diligently and in good faith complying with all applicable environmental, restoration and reclamation laws, statutes, ordinances, rules, regulations, permits and plans of operation pertaining to the Red Rock Mineral Prospect. Lessee is solely responsible for any governmental requirements and liability related to Lessee’s operations and actions under this Lease and even if the Lessee has complied with governmental requirements and has completed the restoration work to the satisfaction of government agencies upon termination of the Lease, if a governmental agency shall require some additional work at a future date resulting from Lessee’s operations on the Red Rock Mineral Prospect, the Lessee shall be liable to perform same.  Lessee shall indemnify and hold Lessor harmless from any such responsibility. Further, within one hundred eighty (180) days of partial or complete termination, Lessee shall secure all openings in accordance with federal and state regulations to eliminate access by the public to any and all shafts, mines, tunnels, adits, winzes, man ways, excavations, air lines, and/or vent tubes after consulting with Lessor regarding Lessor’s requirements for access.

17.         Books and Accounts.  Lessee shall maintain on a current basis complete and accurate records and books of account in accordance with generally accepted accounting principles consistently applied covering all matters necessary to the proper computation of the Production Royalties described in Article 4 hereof and the proof of having made approved yearly expenditures under Article 5 hereof. True copies of said records and books of account shall be kept either in the vicinity of the Red Rock Mineral Prospect, elsewhere within the State of Nevada or at Lessee’s principal executive offices, at Lessee’s option, and shall be open to inspection by Lessor, the Payment Agent or its authorized agents with a minimum five (5) business days’ advance notice or with shorter notice at the discretion of the mine manager at any reasonable time during normal business hours, provided such inspections do not unduly interfere with or hamper the managerial or accounting staffs of Lessee.  Within sixty (60) days after the end of each calendar year during the term hereof, Lessee shall furnish to Lessor or the Payment Agent an unaudited “Year-End Statement” showing the amount of Production Royalties paid to Lessor or the Payment Agent by Lessee during said year and the basis thereof.  All statements so furnished shall be conclusively presumed true and correct after the expiration of twelve (12) months from the date of receipt by Lessor and Payment Agent, unless within said twelve (12) month period Lessor or the Payment Agent give written notice of exception to Production Royalty computations or the listing which shows the description and extent of yearly work expenditures, specifying with particularity the components excepted to and the grounds for such exception.  Lessor shall be entitled to an annual independent audit of the matters covered by said statement, at Lessor’s sole expense, provided Lessor selects for such audit an accounting firm of recognized standing, at least one of whose members is a member of the American Institute of Certified Public Accountants.

18.         Data Inspection.  Lessee shall furnish Lessor with copies of any agreements (including, but not limited to, haulage, milling, refining, extracting, and ore and concentrate purchase  agreements),  and  any  amendments thereto,  which  in any  way  relate to the determination of Production Royalties and Work Expenditures under this Lease.   Said documents shall be furnished by Lessee to Lessor within thirty (30) days after executing such agreements or amendments.  This article shall not obligate Lessee to furnish consulting and employment agreements, software and technology licensing agreements and any other agreements under which Lessee is obligated to maintain confidentiality or which constitute Lessee’s trade secret information.  Lessee shall furnish Lessor with copies of all settlement sheets or statements which in any way relate to the sale or other disposition of Leased Substances produced from the Red Rock Mineral prospect within thirty (30) days after receiving such sheets or statements. Lessee shall furnish Lessor with full, true and accurate information in response to any request with respect to the condition of mine workings on the Red Rock Mineral Prospect, or with respect to the grade, quantity or quality of Leased Substances found in drilling, exposed in mining the Red Rock Mineral Prospect or mined, processed or shipped by Lessee.

Lessee shall keep full and accurate records of all operations conducted on the Red Rock Mineral Prospect, including assays, drilling records, drill hole location maps and mine maps which shall be open to inspection by Lessor or Lessor’s agent with a minimum five (5) business days’ advance notice given by Lessor or its authorized agents or with shorter notice at the discretion of the mine manager during regular business hours and upon reasonable notice with the provision that copies of any of these materials shall on request be furnished to Lessor by Lessee at Lessor’s expense.  If records of operations are being stored and maintained as computer files, computer-ready copies of the computer files and instructions to retrieve data from them shall be furnished to Lessor by Lessee upon Lessor’s request and at Lessor’s expense.   Such computer files shall be in addition to and not as replacements for hard copies of data which shat available for inspection and study on media other than computer files.  Lessor, at Lessor’s risk and expense, shall have the right to enter upon and into all parts of the Red Rock Mineral Prospect from time to time, and at all reasonable times and hours with a minimum five business days’ advance notice given by Lessor or its authorized agents or with shorter notice at the discretion of the mine manager, for the purpose of inspecting or surveying the same, or taking reasonable samples of Leased Substances therefrom.  Lessee agrees to prepare chiptrays sequentially soon after acquisition of chip samples and as drilling progresses.  It is Lessor’s responsibility to provide adequate storage facilities for chiptrays and splits of all rotary cuttings provided to Lessor and Lessor and Lessee agree to cooperate in taking reasonable steps necessary to insure that drill core, chiptrays and drill cuttings, chiptrays and/or core will not be exposed to the weather or be accessible to intrusion or vandalism by the public. Lessee agrees to give Lessor adequate advance warning of the need for storage space for large quantities of drill cuttings and chiptrays.  Lessee shall not be obligated to provide separate chiptrays for Lessor.   Lessor hereby indemnifies and agrees to hold Lessee harmless from and against liability arising from personal injury, death or property damage when such is caused by Lessor’s actions on the Red Rock Mineral Prospect.

If this Lease is terminated for any reason, Lessee shall, within thirty (30) days thereafter furnish Lessor with legible, true copies of all exploration and development data generated by Lessee in its exploration and/or development of the Red Rock Mineral Prospect which has not been previously delivered to Lessor including, but not limited to, legible copies of drilling logs, assay results, survey information, maps and cross-sections including geologic interpretive data including reproducible mylars or sepias which may have been prepared by Lessee.  If data calculations from the Red Rock Mineral Prospect are stored as computer files, computer-ready copies of the files and instructions to retrieve the data contained in them shall be furnished to Lessor. Delivery of such computer files does not excuse or release Lessee from delivering all the other data required under this Lease.   Drill hole chiptrays and/or core samples shall be included as data and transported to Lessor’s designated storage facility. Lessor shall not disclose to the public during the term of this Lease, without a prior written consent of Lessee, information furnished to or made available to Lessor by Lessee regarding any portion of Red Rock Mineral Prospect while such portion is subject to the terms of this Lease except as may be required by law or securities rules or regulations.

Promptly following execution of this Lease, and at anytime during the Term hereof, Lessor shall make available to Lessee, at Lessee’s sole expense, copies of all technical, title and recording information and data relating to the Red Rock Mineral Prospect in the possession of Lessor.

19.         Commingling.  As a matter of policy, the Lessor does not permit ores or other materials containing Leased Substances from its properties to be commingled with such materials from other properties.   However,  Lessor and  Lessee  mutually  agree that  if commingling is objectively reasonable and necessary for the development of a viable mining operation or demonstrable economic benefit to a mining operation, they will work together in good faith to devise language which will permit commingling of ores from the Red Rock Mineral Prospect with those from adjacent lands, provided such language requires Lessee to provide production records sufficient to demonstrate monies are being distributed properly.   Such language shall be incorporated into a mutually acceptable Accountability Procedure for Commingling, which shall comply with industry standards, and shall be agreed upon prior to commingling of any ores from the Red Rock Mineral Prospect.

The Accountability Procedure shall specify methods and procedures to determine reasonably precise and accurate estimated quantities of Commercially Recoverable Valuable Products to be commingled prior to actual commingling, methods and procedures to track commingled Commercially Recoverable Valuable Products through Lessee’s operations, and procedures to reconcile actual recovered Valuable Products with pre-commingling estimates. The Accountability Procedure shall include provisions for periodic internal metallurgical audits with results to be routinely furnished to Lessor and shall include provisions for external metallurgical audits at Lessor’s or Lessee’s request, including procedures for selection of metallurgical auditors acceptable to both parties and a formula to determine which party pays for an external audit.

20.         Notices.  Unless otherwise herein provided, notice or payment hereunder shall be deemed sufficiently given or made when personally delivered or on the third day after deposit in the United States mail, first class, postage prepaid, registered or certified, return receipt requested, and addressed as follows:

TO LESSOR:

Arthur R. Leger
2338 Sunrise Drive
Reno, Nevada 89509
Fax: (775) 827-6312

TO PAYMENT AGENT:

F.R.O.G. Consulting, LLC
2338 Sunrise Drive
Reno, Nevada 89509
Fax: (775) 827-6312

TO LESSEE:

Arttor Gold LLC
1640 Terrace Way
Walnut Creek, California 94597
Fax: (646) 349-2761

or to such other person or address as either party may designate by proper written notice.

21.         Force Majeure.   Except for the payments and the time requirements with respect thereto set forth in Articles 3, 4, 6, 9,10, 13, 14 and 19 hereof, whenever the time for performance of any act hereunder is limited and the performance thereof is hindered, prevented or delayed by any factor or circumstance beyond the reasonable control of Lessee and which Lessee is obliged to perform and which Lessee could not have avoided by the timely use of due diligence and adequate planning, such as acts of God, fire, floods, strike or labor troubles, breakage of machinery, inability to obtain necessary materials, supplies or labor, interruptions in delivery or transportation, shortage of railroad cars, insurrections or mob violence, regulations, orders or requirements of the government, embargoes, war or other disabling causes, whether similar or different, then the time for the performance of any such act or obligation shall be extended for a period equal to the time between Lessee’s notification of existence and the termination of the force majeure. Lessee shall immediately notify Lessor in writing of the existence of a force majeure, and Lessee shall use due diligence to remove the force majeure and shall promptly notify Lessor when the declaration of force majeure is terminated.  It is expressly understood that litigation or arbitration in which Lessee is a party shall not constitute a condition of force majeure hereunder.

22.         Assignment; Sublease; Joint Operations; Transfers.  The subject matter of this Lease includes unpatented mining claims.  The parties recognize the uncertain and tenuous nature of title to unpatented mining claims. Further, the parties recognize the critical importance of complying with state and federal regulations and statutes in preserving said title. The parties expressly agree that part of the material consideration for this agreement is Lessor’s confidence in Lessee’s ability and commitment to perform its duties hereunder, such duties include but are not limited to performance of annual assessment work and perfection of proof thereof as provided in Article 10; development of all necessary exploration, operation, reclamation and bonding plans as provided in Article 5; compliance with all local, state and federal laws, statutes, ordinances, rules and regulations as provided in Article 12, payment of all taxes as provided in Article 13; and application of the highest level of its professional, technical and financial ability and willingness to explore and operate the Red Rock Mineral Prospect in compliance with all of the terms of the Lease, all of which are necessary to protect the Red Rock Mineral Lease.

Lessee expressly agrees that it shall not assign, sublease, enter a joint operating agreement, or otherwise transfer all or any part of its rights or duties under this Lease without performance of the following express conditions:

Prior to execution of any documents effecting such a transfer, Lessee shall provide Lessor with a copy of the proposed transfer documents together with all exhibits and attachment thereto not less than fifteen (15) days prior to Lessee’s execution thereof.

Lessee shall not execute any transfer documents or obligate itself to make any such transfer without obtaining the prior written consent of Lessor. Lessor agrees that its prior written consent to any such transfer shall not be unreasonably withheld. Lessor’s rejection of Lessee’s request for consent to a proposed transfer shall not be deemed unreasonable if the proposed transfer would have material adverse effect on Lessor’s rights in the Red Rock Mineral Prospect or Lessor’s rights under this Lease.  Within fifteen (15) days after Lessor’s receipt of the proposed transfer documents, Lessor shall inform Lessee that Lessor consents to the transfer or rejects Lessee’s request for consent to the transfer.  If Lessor does not within fifteen (15) days after Lessor’s receipt of a copy of the proposed transfer documents notify Lessee of Lessor’s decision, Lessor shall be deemed to have irrevocably released and waived Lessor’s right to require Lessor’s consent to the propose transfer.  If within fifteen (15) days after Lessor’s receipt of a copy of the proposed transfer documents Lessor notifies Lessee that Lessor rejects Lessee’s request for consent to the proposed transfer, Lessor shall deliver with Lessor’s notice a detailed written statement of Lessor’s reasons for rejection of Lessee’s request for consent to the proposed transfer.

Lessee shall expressly guarantee performance of all of the duties of Lessee under this Lease whether said duties accrue before or after transfer of the Lease by Lessee.  Said guarantee shall be express in the documents which effect such sale, loan, sublease, assignment joint venture agreement or other transfer, and no refusal by Lessor to consent to any transfer shall be unreasonable if Lessee fails or refuses to guarantee the obligations of the transferee in the same instrument, or if the same instrument does not obligate the transferee to be bound by the terms and conditions of this Lease to the same extent as the transferor (Lessee).  If the transfer is the grant of a security interest in or other encumbrance of all or any part of Lessor’s interest hereunder in order to secure a loan to Lessee, the instrument documenting the transfer shall recite that it is subject to the terms and conditions of this Lease and that upon any foreclosure of or other enforcement of rights in the encumbrance the foreclosing party shall assume the position of Lessee hereunder and shall comply with and be bound by all terms and conditions of this Lease.   No transfer by Lessee hereunder shall relieve Lessee from any obligation which accrued or attached prior to the effective date of the transfer.

Lessee agrees that this Article 22 shall be expressly incorporated, and not incorporated by reference, in any sale, assignment, sublease, joint operation agreement, or other document effecting such a transfer, and in any and all subsequent sales, assignments, subleases, joint operating agreements, or any other documents effecting a transfer of its rights or duties under this Lease.

It is expressly agreed that should Lessee enter into any sale, loan instrument, assignment, sublease, joint operating agreement or other transfer of Lessee’s rights or duties hereunder without prior performance of conditions A, B, C and D listed immediately above, such transfer shall be void and such transfer shall constitute a material breach of this Lease by Lessee.

Lessor agrees that its prior written consent to any such transfer shall not be unreasonably withheld. Lessor may without any consent and without any prior notice to Lessee sell, encumber or otherwise transfer its rights under this Lease. Lessor shall deliver a true and correct copy of any documents evidencing such a sale, encumbrance or transfer to Lessee within fifteen (15) days after execution thereof.

Lessee agrees to provide Lessor, after its written consent thereto, with a counterpart original of any sale, loan instrument, assignment, sublease, joint venture agreement, or other transfer documents complete with all supporting documents, attachments, and exhibits within fifteen (15) days after execution thereof.

23.         Right of First Refusal.   In the event Lessor shall receive an offer form a third party (the “Offeror”) to purchase the Red Rock Mineral Prospect which Lessor wishes to accept, Lessor shall provide written notice thereof to Lessee indicating the name and address of the Offeror  and the price and terms of payments proposed by the Offerer (the “Notice of Offer to Purchase”).   For a period of sixty (60) days after the mailing of such notice, the Lessee shall have the right to purchase the Red Rock Mineral Prospect at the price and on the terms specified in the Notice of Offer to Purchase.

24.         Governing Law.   This Lease shall be governed by the laws of the State of Nevada and in any litigation action between Lessor and Lessee, the parties shall submit to the jurisdiction of the courts of Nevada with a venue in Reno, Nevada.

25.         Press Releases by Lessee.   On the date of Lessee’s making or issuing any public announcement, press release or similar publicity or disclosure with respect to this Lease, a full, true and accurate copy of the publicity release shall be sent to the Lessor.  For any disclosure required by law, rule, regulation or ordinance, the disclosing party shall advise the other part of such disclosure and send the other party a full, true and accurate copy thereof.

26.         Titles of Articles.  The titles to the Articles hereof have been inserted for convenience only. Such titles are not to be considered as limiting or expanding or modifying in any other fashion the language of the Article following the same.

27.         Attorneys’ Fees.  The prevailing party in any litigation or other form of dispute resolution mutually acceptable to the parties hereto concerning this Lease shall be entitled to its reasonable attorneys’ fees and court costs.

28.         No Waiver.  No waiver by either party of any right herein shall be construed as a waiver of any such right in the future or any other right in this Lease.

29.         Binding Effect.  Subject to the provisions of Article 22, this Lease shall extend to and be binding upon and every benefit hereof shall inure to the parties hereto, their respective heirs, executors, administrators, successors and assigns.

30.         Memorandum.   Lessee, the Payment Agent, and Lessor shall execute a Memorandum of this Lease in a recordable form under the laws of the State of Nevada to give notice to third parties of the rights granted hereunder.  Either party may record such memorandum.  Neither of the parties hereto shall or may record this Lease.

31.         Obligation of Good Faith.  All obligations and covenants set forth in this Lease shall be subject to an obligation of good faith by Lessor, the Payment Agent and Lessee in the performance or enforcement thereof. It is mutually understood and agreed that “Good Faith” means honesty in fact in the conduct or transaction concerned.

32.         Sole  Agreement;  Time  of Essence.  This  Lease  constitutes  the  sole understanding of the parties with respect to the subject matter hereof.  All prior written or oral agreements or understandings, including the Original Lease, between the parties hereto are incorporated in and superseded by this Lease.

No modification or alteration of the terms of this Lease shall be binding unless such modification or alteration shall be in writing and executed subsequent to the date hereof by Lessee, the Payment Agent and Lessor.   In the event such modification or alteration alters the rights granted hereunder, the parties may execute an amended Memorandum of this Lease in a recordable form sufficient under the laws of the State of Nevada to provide notice to third parties. Time is of the essence of this Lease.

33.         Further Assurances.  Lessor, the Payment Agent and Lessee agree that they shall take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Lease.

34.         Authority.  Lessor and the Payment Agent hereby represent and warrant that Arthur R. Leger has the necessary power and authority, on his own behalf and on behalf of the Payment Agent, to lawfully authorize the execution and delivery of this Lease and the other instruments to be executed and delivered in connection herewith and to undertake the performance of their obligations hereunder. This Lease, and the other instruments to be executed and delivered in connection herewith when executed and delivered by Lessor and/or the Payment Agent, as applicable, shaIl constitute valid and binding obligations enforceable against them in accordance with their respective terms, and will not result in any violation of laws applicable thereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease as of the day and year first above written.

LESSOR: ARTHUR LEGER		ARTTOR GOLD LLC

By:		By:
Name:	Arthur Leger	Name:	David Rector
		Title:	Manager

PAYMENT AGENT: F.R.O.G. Consulting, LLC		By:
David Rector, President
By:		Name:	Sagebrush Gold, Ltd,
Name:	Arthur Leger	Title:	Member
Title:	President